SEMOTUS SOLUTIONS COMPLETES CLICKMARKS ACQUISITION

ACQUISITION INCREASES REVENUE AND ACCELERATES DRIVE TO PROFITABILITY

LOS GATOS, CA. -- (PrimeZone Media) -- June 27, 2005, 7:00 AM EST -- Semotus Solutions Inc. (AMEX: DLK), a pioneer of wireless enterprise software, today announced that its acquisition of Clickmarks Inc., an integration and mobilization software company, has been completed. The boards of both companies and the shareholders of Clickmarks have approved the transaction. Semotus acquired 100% of the issued and outstanding capital stock of Clickmarks, Inc. for 4,107,982 shares of common stock. The stock-for-stock purchase brings to Semotus pioneering technology, a reliable revenue stream, and a significant customer base.

Clickmarks technology enables the on-demand enterprise by non-invasively leveraging existing IT investments to deliver workflow automation, portal integration, and mobilization solutions. Clickmarks' patented Presentation Level Integration (PLI) technology enables rapid creation of composite applications and web services out of existing backend systems, which may be delivered via web, portal, and mobile front-ends. Customers of its pioneering integration technology and solutions include Vodafone, Unisys, Sun Microsystems, Verizon Wireless, US Geological, City/County of San Francisco, and NTT Docomo.

"Clickmarks is an excellent fit with our Wireless Enterprise offerings, giving us a versatile mobile middleware with backend integration as well as a growing revenue stream and a strong customer base. Clickmarks has leveraged $27 Million of invested capital into an elegant software platform with a Fortune 1000 customer base," said Anthony N. LaPine, Semotus Solutions' Chairman and CEO. "In addition to Clickmarks' clear fit with our organization, business strategy, and product line, the Company also brings a strong management team of MIT alumni who will significantly strengthen the executive staff at Semotus."

Mr. LaPine further stated, "Our combined revenues last fiscal year would have been in excess of $3.6 Million or double Semotus' revenue of about $1.8 Million with a neutral effect on our bottom line. The future efficiencies derived from combining the two companies will have positive implications for future profitability. The acquisition of Clickmarks should prove very accretive to shareholders since Semotus has purchased a company of about equal revenues while keeping shareholder dilution to less than 20%. This acquisition will also increase shareholder equity on our Balance Sheet by over 50%. The addition of Clickmarks and its talented management team should accelerate our drive to profitability and deliver increased shareholder value to the owners of our stock."

"Clickmarks is delighted to be acquired by an established Wireless technology company such as Semotus Solutions," said Umair Khan, Chairman and CEO of Clickmarks. "Acquisition by a public company and an early entrant in the pervasive enterprise space is genuine validation of the value of our products and solutions. We can now begin to realize the true potential of this combination and deliver on our mutual vision of enabling the on-demand enterprise."

As part of the acquisition, Clickmarks' two MIT trained co-founders, Umair Khan and Christine Odero, and the rest of the Clickmarks team, Sudhir Kulkarni, Adnan Lawai, Fawad Quadri, Vladimir Soskov, Jitendra Balkundi and Lqbal Singh will join Semotus. As a hiring and retention incentive, in lieu of issuing stock options under the Company's stock option plan, Semotus issued warrants to this group of employees to purchase up to a maximum total of 1,000,000 shares of Semotus common stock at an exercise price of $0.39 per share, the closing price of Semotus' stock on June 23rd, the date the acquisition closed and their date of hire, vesting over a one year period and having a ten year term. Semotus will also issue up to a maximum total of 200,000 shares of restricted common stock to some of these Clickmarks' employees, at or before their annual anniversary with Semotus.

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ABOUT SEMOTUS SOLUTIONS - THE WIRELESS ARCHITECTS(SM)

Founded in 1993, Semotus Solutions (AMEX:DLK) is the premier provider of software for the mobile enterprise, connecting employees to critical business systems, information and processes. Semotus has a Fortune 1000 installed customer base and more than 600 corporate clients including Lockheed Martin, Blue Cross Blue Shield, Coca-Cola, Hewlett Packard, Nextel Communications, JP Morgan-Chase, and The United Nations. Semotus Solutions' software provides mobility, convenience, efficiency and profitability in the areas of workforce automation, finance, healthcare, and m-commerce. www.semotus.com; www.hiplinkxs.com

SEMOTUS SOLUTIONS MEDIA CONTACT
DONALD MEYER
MARKETING MANAGER
(408) 358-7003
dmeyer@semotus.com

SEMOTUS SOLUTIONS INVESTOR RELATIONS CONTACT
TALI DURANT
CORPORATE COUNSEL
(408) 358-7100
tdurant@semotus.com

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This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends," "believes" and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.